Exhibit 99.21

AMENDMENT NO. 2

TO THE

CAPITAL ACCUMULATION PLAN OF THE CHUBB CORPORATION

WHEREAS, The Chubb Corporation (the “Company”) maintains the Capital Accumulation Plan of The Chubb Corporation, as amended and restated effective January 2012 (the “Plan”); and

WHEREAS, a favorable determination letter, dated August 19, 2011, exists for the Plan; and

WHEREAS, the Plan was submitted to the Internal Revenue Service (the “IRS”) for receipt of an updated favorable determination letter under Cycle B, which ended on January 31, 2013; and

WHEREAS, employees in Puerto Rico were excluded from participation in the Plan, effective as of January 1, 2011; and

WHEREAS, the Plan was amended by execution of Amendment No. 1 to, among other things, permit eligible employees in Puerto Rico to resume participation in the Plan, effective January 1, 2014; and

WHEREAS, the Company intends to obtain “dual-qualified” status for the Plan, both in the U.S. from the IRS and in Puerto Rico from the Puerto Rico Department of the Treasury (the “Hacienda”); and

WHEREAS, pursuant to Section 16.1 of the Plan, the Employee Benefits Committee (the “Committee”) has the authority to approve amendments to the Plan as it deems necessary or desirable; provided that such amendment does not increase the costs of the Plan to the Company or any participating affiliate by more than $250,000 on an annual basis, as determined by the Committee and to the extent permitted by applicable law; and

WHEREAS, the Committee desires to further amend the Plan to incorporate certain Puerto Rico plan qualification and tax deduction provisions applicable to Puerto Rico participants.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Appendix B. The following appendix shall be added immediately after Appendix A to the Plan:

“APPENDIX B

PROVISIONS APPLICABLE TO PUERTO RICO PARTICIPANTS

This Appendix B to the Capital Accumulation Plan of The Chubb Corporation (the “Plan”) is intended to incorporate into the Plan the Puerto Rico plan qualification and tax deduction provisions of Sections 1081.01(a), 1081.01(d), and 1033.09 of the Puerto Rico Internal Revenue Code of 2011, as amended (the “PRIRC”). This Appendix B shall only be effective with regard to those Participants who are bona fide residents of Puerto Rico in accordance with Section 1010.01(a)(30) of the PRIRC (the “P.R. Participants”). Unless otherwise noted herein, this Appendix B shall be effective as of January 1, 2014.

1.	Definitions

“Affiliate” For purposes of determining the Plan’s compliance with the nondiscrimination testing requirements of Sections 1081.01(a)(3), 1081.01(a)(4), and 1081.01(d)(3), as they apply to the P.R. Participants, the term “Affiliated Employer” shall be defined pursuant to Section 1081.01(a)(14), and shall adopt by reference the equivalent provisions of Sections 414(b), (c), and (m) of the Code, except that it shall exclude any corporation that does not have Employees who are bona fide residents of Puerto Rico.

“Compensation” For purposes of calculating the amount of Employer Contributions and Employee Contributions for the benefit of a P.R. Participant and determining the Plan’s compliance with the nondiscrimination testing requirements of Sections 1081.01(a)(3), 1081.01(a)(4), and 1081.01(d)(3) of the PRIRC, as they apply to the P.R. Participants, the term “Compensation” shall be subject to the limits set forth in Section 1081.01(a)(12) of the PRIRC, and shall adopt by reference the equivalent provisions of 401(a)(17)(A) of the Code, as periodically adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code.

“Eligible Employee” The term “Eligible Employee” shall include any Employee on the United States payroll of an Employer who receives Compensation from the Employer that is reported in Puerto Rico Department of the Treasury Form 499R-2/W-2PR.

“Highly Compensated Employee” For purposes of determining the Plan’s compliance with the nondiscrimination testing requirements of Sections 1081.01(a)(3), 1081.01(a)(4), and 1081.01(d)(3), as they apply to the P.R. Participants, the term “Highly Compensated Employee” shall be defined pursuant to 1081.01(d)(3)(E)(iii) of the PRIRC.

“PRIRC” The term “PRIRC” shall mean the Puerto Rico Internal Revenue Code of 2011, as amended, and any regulations, circular letters, and administrative determinations of general application that the Puerto Rico Department of the Treasury may issue thereunder.

“P.R. Participant” The term “P.R. Participant” shall mean a Participant who is a bona fide resident of Puerto Rico in accordance with Section 1010.01(a)(30) of the PRIRC.

2.	Contributions

Limitation on Pre-Tax Conversion Contributions. A P.R. Participant’s Pre-Tax Conversion Contributions, if any, are subject to the annual limit in Section 1081.01(d)(7)(A)(ii) of the PRIRC, and shall adopt by reference the equivalent annual limit of Section 402(g)(1)(A) of the Code, as periodically adjusted for cost-of-living increases in accordance with Section 402(g)(4) of the Code.

Limitation on Catch-up Contributions. A P.R. Participant’s Catch-up Contributions under the Plan, if any, are subject to the annual limit in Section 1081.01(d)(7)(C) of the PRIRC.

Limitation on After-Tax Contributions. A P.R. Participant’s Employee Contributions (after-tax contributions) under the Plan, if any, are subject to the annual limit in Section 1081.01(a)(15) of the PRIRC.

3.	Limitation on Contributions

General Rule. For purposes of determining the Plan’s compliance with the plan qualification requirements of Section 1081.01(a) of the PRIRC, the amount of annual additions allocated to a P.R. Participant’s account for any limitation year shall be subject to the limits set forth in Section 1081.01(a)(11)(B) of the PRIRC, and shall adopt by reference the equivalent provisions of 415(C) of the Code, as periodically adjusted for cost-of-living increases in accordance with Section 415(d) of the Code.

4.	Other Payments

Loans to Participants. For Puerto Rico income tax purposes, a loan to a P.R. Participant shall be considered a taxable distribution of benefits unless the promissory note or other documents governing the loan require that the loan be repaid pursuant to the requirements of Section 1081.01(b)(3)(E) of the PRIRC, and shall adopt by reference the equivalent loan repayment provisions of Sections 72(p)(2)(B) and (C) of the Code.

Direct Rollover. For Puerto Rico income tax purposes, a rollover by a Distributee who is a bona fide resident of Puerto Rico for purposes of Section 1010.01(a)(30) of the PRIRC shall be treated as a taxable distribution unless: (1) the Eligible Rollover Distribution is all or part of an lump sum payment as defined in Section 1081.01(b)(1) of the PRIRC, and (2) the Eligible Retirement Plan is either a qualified employees’ trust described under Section 1081.01(a) of the PRIRC or an individual retirement account or annuity described under Section 1081.02 of the PRIRC.

5.	General Provisions

Employer Contributions. The Employer Contributions and Employee Contributions allocated to the P.R. Participants’ accounts, if any, are conditioned upon their deductibility for Puerto Rico income tax purposes pursuant to Section 1033.09 of the PRIRC.

6.	Amendment, Transfer, Merger, and Termination of the Plan

Conditions Applicable to Merger, Consolidation, or Transfer. For Puerto Rico income tax purposes, a merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Trust to, the trust fund or annuity contract forming part of another plan shall, with respect to the P.R. Participants, be treated as a taxable distribution unless such other plan is also qualified under Section 1081.01(a) of the PRIRC.

7.	Except as otherwise expressly provided herein, the provisions of the Plan shall remain in full force and effect.”

2. All other provisions of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Employee Benefits Committee has caused this Amendment No. 2 to be duly executed as of December 20, 2013.

EMPLOYEE BENEFITS COMMITTEE

By:	/s/ John W. Rowland
John W. Rowland
Interim Chairperson

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